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                                                                     EXHIBIT 2.4


                                    E T U D E

                                      D E

                                Me PAUL FRIEDERS

                                 N O T A I R E

                                       A

                              L U X E M B 0 U R G

                               STATUTS COORDONNES
                                       OF
                               STOLT-NIELSEN S.A.

                           ARTICLES OF INCORPORATION

                       RESTATED EFFECTIVE APRIL 13, 2000

                      (CERTIFIED BY NOTARY APRIL 28, 2000)


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                               STOLT-NIELSEN S.A.
                                Societe anonyme
                         Luxembourg, 37, rue Notre-Dame
                             RC Luxembourg B 12 179




      Constituee sous la denomination de "STOLT TANKERS AND TERMINALS (HOLDINGS) S.A." suivant proces-verbal documente par le ministere de Maitre Carlo FUNCK, notaire de residence a Luxembourg en date du 5 juillet 1974, publie au R.S. du 23 septembre 1974 sous le No. 189; statuts modifies suivant actes requs par le meme notaire FUNCK en dates des 30 juillet 1975, publie au R.S. du 8 octobre 1975 sous le No. 188 at 4 aout 1977, publie au R.S. du 9 novembre 1977 sous le No. 258 et suivant actes regus par Maitre Paul FRIEDERS, notaire de residence a Luxembourg, le 31 juillet 1984, publie au R.S. du 13 septembre 1984, sous le No. 245, le 31 mars 1987, publie au R.S. du 8 aout 1987, sous le No. 22o, le 19 mai 1987, publie au R.S. du 2 octobre 1987, sous le No. 27o, le 4 aout 1987, publie au R.S., du 21 novembre 1987, sous le No. 337, le 8 octobre 1987, publie au R.S. du 9 janvier 1988, sous le No. 7, le 8 avril 1988, publie au R.S. du 20 mai 1988, sous le No. 134, le 3 mai 1988, publie au R.S. du 31 mai 1988, sous le No. 146, le 2 septembre 1988, publie au R.S. du 7 decembre 1988, sous le No. 322, le 21 novembre 1989, publie au R.S. du 3 mai 1990, sous le No. 144, le 21 mars 1990, publie au R.S. du 9 octobre 1990, sous le numero 366, le 12 septembre 1991, publie au R.S., du 26 mars 1992, sous le No. 106, le 27 janvier 1992, publie au R.S., du 27 juillet 1992, sous le No. 320, le 19 mai 1992, publie au R.S., du 20 octobre 1992, sous le No. 474, le 31 juillet 1992, publie au R.S., du 9 decembre 1992, sous le No. 580, le 29 decembre 1992, publie au R.S., du 18 fevrier 1993, sous le No. 80, le 16 juin 1993, publie au R.S. du 7 aout 1993, sous le No. 359, le ler mars 1994, publie au R.S. du 29 juin 1994 sous le No. 256, le 8 avril 1994, publie au R.S. du 6 septembre 1994, sous le No. 325, le 19 avril 1994


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publie au R.S., du 19 septembre 1994, sous le No. 346, les 7 et 9 aout 1995, publies au R.S., du 31 octobre 1995, sous le No. 557, le 15 decembre 1995, publie au R.S., du 8 mars 1996, sous le No. 118, le ler mars 1996, publie au R.S., du 6 juin 1996, sous le No. 277, le 19 mars 1996 publie au R.S., du 29 juin 1996, sous le No. 317, le 20 mars 1996, publie au R.S. du 29 juin 1996, sous le No. 317, le 20 mars 1996, publie au R.S. du ler juillet 1996, sous le No. 319, le 7 mai 1996, publie au R.S. du 26 aout 1996, sous le No. 413, le 25 novembre 1996, publie au R.S. du 18 fevrier 1997, sous le No. 78, le 21 avril 1997, le 2 mai 1997, publies au R.S. du ler aout 1997, sous le No. 418, le 29 juillet 1997, publie au R.S. du 21 novembre 1997, sous le No. 650, le 5 novembre 1997, publie au R.S. du , sous le No et le 16 decembre 1997, publie au R.S. du sous le No


                               STATUTS COORDONNES

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                                   Chapter 1

                   Name, Registered Office, Object Duration:

                  Article One: A stock holding Company under Luxembourg law is hereby established, to be called "STOLT-NIELSEN S.A."

                  Article Two: The Company shall have its registered office at Luxembourg in the Grand Duchy of Luxembourg.

                  It may be transferred to any other place within the country by decision of the Board of Directors.

                  The Board of Directors shall also have the right to set up offices, administrative centers, agencies and subsidiaries wherever it shall see fit, either within or outside the Grand Duchy of Luxembourg.

                  Should any political, economic or social events of exceptional nature occur or threaten to occur that are likely to affect normal working operations at the registered office or easy communications with places abroad, the registered office may be declared provisionally transferred abroad, until such time as circumstances have completely returned to normal.

                  Such a declaration as to the transfer abroad of the registered office will be made and brought to the attention of third parties by the organ of the Company which, in the circumstances, is best able to do so.

                  The general meeting of shareholders is the final judge, even a posteriori, as to whether the above-mentioned events may have constituted a case of force majeure.

                  The taking of such a step will have no effect on the nationality of the Company which, notwithstanding the transfer abroad of the registered office, will remain Luxembourg.

                  Article Three: The objects of the Company are: participation in any manner in all commercial, industrial, financial and other enterprises of Luxembourg or foreign nationality through the acquisition by participation, subscription, purchase, option or by any other means of all shares, stocks, debentures, bonds or securities; the acquisition of patents and licenses which it will administer and exploit; it may lend or borrow with or without security, provided that any monies so borrowed may only be used for the purposes of due Company, or companies which are subsidiaries of or associated with or affiliated to the Company; in general it may undertake any operations directly or indirectly connected with these objects whilst nevertheless remaining within the limits set out by the law on holding companies of thirty-first of July nineteen hundred and twenty-nine.

                  Article Four:  The duration of the Company is unlimited.

                                   Chapter 2

                          Capital, Shares, Bond-Issues

                  Article Five:

                  The authorised capital of the Company is fixed at one hundred and twenty million United States Dollars (U.S.$ 120,000,000) to be represented by (a) sixty million (60,000,000) Common Shares, no par value, and (b) sixty million (60,000,000) Class B Shares, without par value. Any authorised but unissued Common Shares or Class B Shares shall lapse five (5) years after publication of the Articles of Incorporation, or any amendment thereto, in the Memorial.

                  The presently recorded issued capital of the Company is fixed at sixty-two million two hundred and sixty-six thousand nine hundred and twelve United States Dollars (62,266,912 U.S. $) represented by thirty-one million two hundred and eighty-six thousand five hundred and eighty-eight (31,286,588) Common Shares of no par value and thirty million nine hundred and eighty thousand three hundred and twenty-four (30,980,324) Class B Shares of no par value, all of the said shares being fully paid. Notwithstanding the fact


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that the Common Shares and Class B Shares are without par value, One United
States Dollar (U.S.$ 1.00) shall be allocated to the "stated capital" account of the Company at the time of issuance of any such shares.

                  The Board of Directors or delegate(s) duly appointed by the Board may from time to time issue shares out of the total authorised shares at such times and on such terms and conditions, including issue price, as the Board or its delegate(s) may in its or their discretion resolve. The holders of Common Shares shall be entitled to preemptive rights in respect of any future issuance of Common Shares for cash. The holders of Class B Shares shall be entitled to preemptive rights in respect of any future issue of Class B Shares for cash. The holders of any class of shares shall not be entitled to preemptive rights with respect to any other class of shares. In each case, the Board of Directors may suppress the preemptive rights of shareholders to the extent it deems advisable.

                  In addition to the Common Shares and the Class B Shares, fifteen million (15,000,000) Founder's Shares, without par value and not forming a part of the share capital of the Company, have been authorised. SEVEN MILLION EIGHT HUNDRED AND TWENTY-ONE THOUSAND SIX HUNDRED AND FORTY-SEVEN (7,821,647) Founder's Shares have been issued.


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                  Article Six: Any share premium which shall be paid in
addition to the stated value of the Common Shares or Class B Shares shall be transferred to paid-in surplus.

                  Article Seven: Common Shares and Class B Shares being fully paid up shall not be subject to any restriction in respect of their transfer, but such shares shall be subject to the restrictions on shareholding set forth in Article 36 hereof.

                  Article Eight: The Common Shares, Class B Shares and Founder's Shares (all three classes herein sometimes collectively referred to as the "Shares" and the Common Shares and Founder's Shares herein sometimes jointly referred to as the "Voting Shares") may be issued in registered form only.

                  Share certificates will be issued for Shares in such denominations as the Board of Directors shall prescribe. The share certificates shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the Board of Directors. The forms of share certificates may be different in respect of the Shares entered in the various Registers. The share certificates shall be signed manually or by facsimile by two directors of the Company. The Board of Directors may provide for compulsory authentication of the share certificates by the Registrar(s).

                  All Shares in the Company shall be registered in the Register(s) of Shareholders which shall be kept by the persons designated therefor by the Company and such Register(s) of Shareholders shall contain the name of each holder of Shares, his residence and/or elected domicile, the number of Shares held by him and the amount paid on each Share. Every transfer or devolution of Shares shall be entered into the Register(s) of Shareholders and every such entry shall be signed by one or more officers of the Company or by one or more persons designated by the Board of Directors.

                  The Company may appoint Registrars in different jurisdictions who will each maintain a separate Register for the Shares entered therein and the holders of Shares may elect to be entered in one of the Registers and to be transferred from time to time from one Register to another Register. The Board of Directors may however restrict the ability to transfer Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions. The transfer to the Register kept at the registered office in Luxembourg may always be requested.

                  On transfers of Shares, new certificates in respect of Shares transferred and retained respectively shall be issued in each case without charge.

                  Transfers of Shares shall be effected upon delivery of the certificate or certificates representing such Shares to the Registrar together with (i) a stock power or other instrument: of transfer satisfactory to the Company, (ii) a written declaration of transfer inscribed in the Register of Shareholders, dated and signed by the transferor and transferee, or by persons holding suitable powers of attorney to act therefor or (iii) with the form of endorsement which may be provided on the certificate duly completed and executed, in each case in such form and with such evidence of authority as shall be satisfactory to the Company.

                  Except as provided in Chapter 7 hereof, the Company may consider the Person in whose name the Shares are registered in the Register of Shareholders as the full owner of such Shares. The Company shall be completely free from every responsibility in dealing with such Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such Shares to be non-existent, subject, however, to any right which he might have, to demand the registration or change in registration of Shares.

                  In the event that a holder of Shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the Register(s) of Shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the Register(s) of Shareholders by means of written notification to the Registrar.

                  Lost, stolen or mutilated share certificates will be replaced by the Registrar who issued the share certificates in the first place upon such evidence, undertakings and indemnities as may be deemed satisfactory to the Company, provided that mutilated share certificates shall be delivered before new share certificates are remitted.

                  Article Nine: Each Common Share and each Founder's Share shall be entitled to one vote at all meetings of shareholders, except as may be otherwise provided in these Articles of Incorporation or by applicable law.

                  Class B Shares are non-voting shares and shall not be entitled to vote at meetings of shareholders unless such right is granted by applicable law. In such cases where the Class B Shares are granted the right to vote, each Class B Share shall also be entitled to one vote. The Class B Shares will in such a case vote with the Shares as one class unless applicable law would call for a class vote. For the avoidance of doubt, it is specified that the Class B Shares will not, under the provisions of the Articles of Incorporation, meet and vote as a class.

                  The affirmative vote of the holders of a 2/3 majority of all outstanding Shares, considered for the purposes of this Article 9 as one class, and the affirmative vote of the holders of a 2/3 majority of the outstanding Shares of each class, except as hereinafter provided, shall be required:

                  (a) to authorise and adopt any agreement for the merger or consolidation of the Company or any Subsidiary (as defined herein) with or into any other Person (as defined herein);

                  (b) to authorise (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company or any Subsidiary of all or a Substantial Part (as defined herein) of the assets of the Company to any Person, or (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of any Person to the Company or any Subsidiary in exchange for securities of the Company;

                  (c) to adopt any plan or proposal for the liquidation, dissolution or winding up of the Company or any Subsidiary representing a Substantial Part of the Company;

                  (d) to authorise any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger, consolidation, or share exchange of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving another Person) which has the effect, directly or indirectly of increasing the proportionate share of the outstanding Voting Stock or securities convertible into Voting Stock or the equity securities of any Subsidiary beneficially owned by any other Person;

                  (e) to authorise any Leveraged Transaction (as defined herein); or

                  (f) to enter into, terminate or modify in any material respect any management agreement covering executive officers and/or directors of the Company and/or any Subsidiary accounting for a Substantial Part of the Company, or which relates to more than a Substantial Part of the business of the Company.

                  Such affirmative votes shall be in addition to the vote of the holders of the shares of the Company otherwise required by law, any other provision of these Articles, or any agreement between the Company and any securities exchange or equivalent governmental or non-governmental body.

                  The provisions of this Article 9 shall not be applicable to any transaction referred to above in (a) through (f) to which the holders of the outstanding Founder's Shares shall have given unanimous consent at a class meeting, in which case the quorum and voting requirements of the laws of Luxembourg shall apply.

                  The Board of Directors shall have the power and duty to determine, for the purposes of this Article 9 and on the basis of the information known to it, whether the assets that are the subject of any


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transaction referred to above in (a) through (f) equal or exceed a Substantial
Part of the Company. The Board of Directors shall vote the shares of each Subsidiary, and shall direct the Board of Directors and officers of each Subsidiary, so as to carry out the provisions of this Article 9.

                  No amendment to the Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article 9, unless the proposal effecting such amendment, alteration, change or repeal shall receive the affirmative vote of both (i) the holders of a 2/3 majority of the outstanding Shares voting as a single class, and (ii) the holders of a 2/3 majority of the outstanding Shares of each class, or Articles 32 or 34 to increase the annual amount of dividend or the amount of distribution per Founder's Share, unless the proposal effecting such increase shall receive the affirmative vote of both (x) the holders of a 2/3 majority of the outstanding Shares voting as a single class, and (y) the holders of a 9/10 majority of the outstanding Shares of each class.

                  Article Ten: The share capital of the Company may be increased or reduced by resolution of shareholders adopted in the manner required for the amendment of these Articles of Incorporation.

                  In addition, the Board is instructed and authorised to proceed to increase the share capital by issuance of such Common Shares or Class B Shares within the limits of the authorised capital, such increase to be made in one or more installments on such conditions as the Board shall determine from time to time. The Board may delegate to any officer of the Company or to any other person the duties of accepting subscriptions and receiving payments for the Common Shares and/or Class B Shares representing part or all of such increased amount of capital and to have any consequential amendment to these Articles of Incorporation (including the proportionate increase in Founder's Shares) witnessed by notarial deed.

                  If, after the original issuance of the Founder's Shares authorised Voting Shares and any other class of shares that carry voting rights and may be authorised and issued in the future shall be from time to time issued for any corporate purpose, including pursuant to the exercise of options granted under an employees' stock option plan or similar arrangement, then the Company shall issue an additional number of free Founder's Shares to the holders of outstanding Founder's Shares, on a proportionate basis, so that the Founder's Shares shall equal at all times in the aggregate 20% of all such outstanding Shares and other shares. If the outstanding Shares and other shares shall at any time be changed or exchanged by a share dividend declaration, split-up, combination of shares, recapitalization, merger, consolidation, or other corporate reorganization in which the Company is the surviving corporation, the number of outstanding Founder's Shares shall be adjusted so as to maintain the proportionate relationship of the number of outstanding Founder's Shares and outstanding Voting Shares and other shares, on the basis of the former constituting 20% of the latter.

                  Article Eleven: The Shares shall be indivisible as far as the Company is concerned. Only one titleholder will be recognized in connection with each Share.

                  If any Share shall be held by more than one person, the Company has the right to suspend the exercise of all rights attached to the Shares until one person has been appointed titleholder with regard to such share(s).

                  The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

                  The Company shall not issue fractions of Shares. The Board of Directors shall be authorised at its discretion to provide for the payment of cash or the issuance of script in lieu of any fraction of a Share.

                  Article Twelve: The Board of Directors may decide the issuance of bonds and debentures not containing an element of stock, which may be in bearer or other form in any denomination or denominations and payable in any currency or currencies.

                  The Board of Directors shall fix the rate of interest, conditons of issue and repayment and all other terms and conditions thereof.

                  The bonds and debentures must be signed by two Directors manually or by facsimile.

                                   Chapter 3

                           Administration and Control

                  Article Thirteen: The Company shall be managed by a Board of Directors composed of members who need not be shareholders of the Company.

                  The Board of Directors shall be composed of at least 3 and not more than 9 persons and shall be elected by a simple majority of the outstanding Shares for a period not exceeding 6 years and until their successors are elected, provided, however, that any one or more of the directors may be removed with or without cause by the votes of the holders of more than 50 per cent of the shares present or represented at a meeting.

                  To be considered for election, the names of candidates for nomination to the Board of Directors shall be deposited together with written acceptance of the proposed candidates, at the registered office of the Company or with the Chairman of the Company at least one month before the date set for the meeting at which the Directors shall be elected. No such deposit shall be required for the reelection of directors in office.

                  In the event of a vacancy in the office of a director because of death, retirement, resignation or dismissal, the remaining members of the Board and the Statutory Auditor can fill such vacancy and appoint a member to act until the next general meeting of shareholders, which shall confirm each appointment. If the exercise of the powers conferred hereby upon a Statutory Auditor would conflict with the independence of such Auditor under the requirements of any regulatory authority having jurisdiction over the Company because of the distribution of the Voting Shares of the Company, the vacancy may not be so filled but the election of a replacement will be referred to the meeting of shareholders.

                  Article Fourteen: The Board of Directors will elect, from its members, a chairman who shall preside over all meetings of the Board of Directors and of shareholders including class meetings. In his absence, the Chairman shall appoint a designee for such purposes.

                  The Board may also, in conformity with the provisions of article sixty of the law on trading companies, delegate the daily management of the business of the Company, as well as the power to represent the Company in its daily business, to executive committees, individual directors, the chairman, managing directors or other agents, who need not be shareholders. The Board will fix the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed.

                  The delegation of such powers to a member of the Board of Directors of the appointment of directors to any executive committee requires the prior authorization of the general meeting of shareholders. The Board of Directors may elect a secretary of the Company, and, as it shall see fit, an appropriate number of assistant-secretaries. Neither the secretary nor the assistant-secretaries need be members of the Board of Directors.

                  Article Fifteen: The Board of Directors shall meet upon call by the Chairman or any two directors. Notice of any meeting must be given by letter, cable, telegram, telex or telefax advice to each director seven days before the meeting, except in the case of an emergency, in which event a one-day notice shall be sufficient.

                  Any director may act at any meeting of the Board of Directors by appointing in writing or by cable, telegram, telex or telefax another director as his proxy.

                  Decisions of the Board shall be taken by a majority of the votes cast by the directors present or represented at the meeting.

                  Resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies or an identical resolution and may be evidenced by letters, cables, telexes or faxes.

                  Article Sixteen: The minutes of any meeting of the Board of Directors shall be signed by the Chairman and the Secretary of the meetings.

                  Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the Chairman or two directors or the secretary or any assisant secretary.

                  Article Seventeen: The Board of Directors is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal and administration falling within the purposes of the Company.

                  All powers not expressly reserved by the law or by the statutes of the Company to the general meeting or to the general council shall be within the competence of the Board of Directors.

                  Except as otherwise provided herein or by law, the Board of Directors of the Company is hereby authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary or convenient to implement further the terms of these Articles or as shall be necessary or convenient for the purpose of maintaining the status of the Company as a publicly traded company.

                  Article Eighteen: The signature by the Chairman or the joint signatures of any directors shall in all cases bind the Company against third parties whether or not powers have been specifically delegated for that purpose. This provision is without prejudice to the provisions for the delegation of powers and the conferring of mandates by the Board of Directors provided in these Articles of Incorporation.

                  Article Nineteen: No contract or other transaction between the Company and any other corporation or entity shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in or is a director or employee of such other corporation or entity. Any director or officer of the Company who serves as director, officer or employee of any corporation or entity with which the Company shall contract or otherwise engage in business shall not by reason of such affiliation with such other corporation or entity be prevented from considering and voting or acting upon any matters with respect to such contracts or other business.

                  All transactions, deeds and acts between the Company and any shareholder, or with any company which is directly or indirectly controlled by a shareholder, or in which a shareholder has a direct or indirect interest in or a commercial relationship with, shall be carried out on an arm's length basis.

                  In the event that any director or officer of the Company shall have any personal interest in any transaction of the Company, such director or officer shall make known to the Board of Directors such personal Interest and shall not consider or vote on such transaction, and such transaction and such director's or officer's interest therein shall be reported to the next succeeding meeting of shareholders.

                  Article Twenty: Subject to the exception and limitations listed below:

                  (i) Every person who is, or has been, a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer and against amounts paid or incurred by him in the settlement thereof.

                  (ii) The words "claim", "action", "suit" or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words "liability" and "expenses" shall include without limitation attorneys' fees, costs, judgments, amounts paid in settlement and other liabilities.

                  No indemnification shall be provided to any director or officer:

                  (i) Against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

                  (ii) With respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or

                  (iii) In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

                  The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

                  Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this Article 20 may be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article 20.

                  Article Twenty-One: The audit of the Company's affairs will be made by Statutory Auditor, who need not be a shareholder and who shall be elected by the general meeting of shareholders for a period of one year or until his successor is elected.

                  Any Statutory Auditor so elected may be removed at any general meeting.

                  The Statutory Auditor shall be eligible for reelection.

                  Article Twenty-Two: The general meeting will advise on the remunerations to be paid to the directors and Statutory Auditor of the Company and such amounts shall be charged to general expenses.

                                   Chapter 4

                                General Meeting

                  Article Twenty-Three: The general meeting properly constituted represents the whole body of shareholders and its decisions are binding on shareholders who are absent, opposed or abstaining from voting.

                  The general meeting has the broadest powers to do or ratify all acts which concern the Company.

                  Article Twenty-Four: In addition to all extraordinary general meetings which may be called as often as the interests of the Company may demand, and which may be held in Luxembourg or elsewhere for the convenience of shareholders, an ordinary general meeting must be held every year in the municipality in which the registered office is located, either at the registered office or where indicated in the notice of meeting at two o'clock post-meridien on the last business day in July.

                  The general ordinary meeting will hear the statement of the Board of Directors and the Statutory Auditor, vote on the adoption of the report and accounts and on the distribution of the profits, proceed to make all nominations required by the Articles of Incorporation, act on the discharge of the directors and the Statutory Auditor and take such further action on other matters that may properly come before it.

                  Article Twenty-Five: The Board of Directors shall be responsible for calling both ordinary and extraordinary general meetings.

                  The Board shall be obligated to call a general meeting, to be held within thirty (30) days after receipt of such request, whenever a group of shareholders representing at least one-fifth of the issued and outstanding shares entitled to vote thereaft requests such a meeting in writing indicating the agenda thereof. General meetings may also be called by the Chairman or by any two Directors.

                  Notices for general meetings shall be given by mail first class, postage prepaid to all holders of Common Shares, Class B Shares and Founder's Shares sent to the address recorded in the Register, and posted not later than twenty days before the date set for the meeting. Notices shall be deemed to be given when deposited in the mail as aforesaid.

                  If the entire issued share capital is represented, the proceedings of the general meeting will be deemed valid even if no notice has been issued beforehand.

                  A shareholder may be represented at a general meeting by a proxy who need not be a shareholder. Written proxies for any general meeting of shareholders shall be deposited with the Company at its registered office or with any Board member at least 5 days before the date set for the meeting.

                  During meetings, each member of the meeting shall have as many votes as the number of Common Shares or Founder's Shares (or in the case where they are entitled to vote, the number of Class B Shares) that he represents, both in his name and as proxy.

                  Article Twenty-Six: The meeting of shareholders shall be presided over by the Chairman of the Board of Directors or, in his absence, by a Director or other person appointed by the Board, who shall appoint a secretary.

                  The participants in the meeting may, if they deem fit, choose from their own number, two scrutineers. The other members of the Board of Directors present will complete the bureau of the meeting. A record will be taken of those holders of Shares present and represented, which will be certified as correct by the bureau.

                  Article Twenty-Seven: The Board of Directors may close the Registers of Shareholders of the Company for a period not exceeding sixty days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect, or for a period not exceeding sixty days in connection with obtaining the consent of shareholders for any purpose. In lieu of closing the Registers of Shareholders as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty days preceding the date of any meeting of shareholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect, or may fix a date in connection with obtaining any consent of shareholders, as a record date for the determination of the shareholders entitled to notice and to vote at any such meeting and any adjournment thereof, or to receive payment of any such dividend, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares or to give such consent. Only such shareholders as shall be shareholders of record at the close of business on the date of such closing of the Registers of Shareholders or on such record date shall be entitled to notice of and to vote at such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any shares on the register of the Company after any such closing or record date.

                  Article Twenty-Eight: The Articles may be amended from time to time by a resolution of the shareholders subject to the quorum and voting requirements provided by the law of Luxembourg and as may otherwise be provided herein.

                  Article Twenty-Nine: The general meeting of shareholders shall only discuss such business as indicated in the agenda and only vote on such resolutions as shall be set forth or summarized in the agenda.

                  The proceedings of general meetings will be recorded in minutes which need not be authenticated by a notary.

                  If the minutes of a general meeting are not authenticate they must be inscribed in a special register and shall be signed by the bureau and the shareholders or the shareholders representatives who express the desire so to do.

                  Duplicates, copies or extracts from minutes inscribed on the register for the use of third parties or in court must be certified as true and accurate by the Chairman of the Board of Directors or by two directors.

                                   Chapter 5

                          Trading Year, Annual Report,
                    Distribution of Profits and the Reserves

                  Article Thirty: The trading year runs from the first-of December to the thirtieth of November both inclusive, every year.

                  Article Thirty-One: Each year, as of the thirtieth of November, the Board of Directors will draw up the Balance Sheet which will contain a record of the property of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all the commitments and debts of the directors or the Statutory Auditor to the Company.

                  At the same time the accounts will be closed and the Board of Directors will prepare a Profit and Loss Statement for the last trading year.

                  The Board of Directors Report shall be annexed to such Balance Sheet and Profit and Loss Statement and these reports and documents shall contain the details required by the law applicable to the Company. A copy of all such documents shall be forwarded, at least twenty (20) days before the date fixed for the general meeting to which they are to be submitted, to all shareholders.

                  Article Thirty-Two: The credit balance of the Profit and Loss Statement, after deducting the general expenses, social charges, write-offs and provisions for past and future contingencies shall constitute the net profit of the Company.

                  At least five percent of the net profit will be deducted in order to build up the legal reserve, this deduction shall cease to be obligatory when the legal reserve is equal to one-tenth of the capital. Any paid-in surplus may be allocated to the legal reserve or may be applied towards the payment of dividends on Common Shares or Founder's Shares or to offset capital losses (whether realised or unrealised) or to capitalise the par value of any free Common Shares or Class B Shares.

                  The remaining balance of the net profit shall be at the disposal of the general meeting.

                  Dividends which may be allocated shall be paid at the places and on the dates decided by the Board of Directors. Common Shares, Class B Shares and Founder's Shares shall participate in annual dividends, if any are declared by the Company, in the following order of priority:

                  - ten per cent (10%) of the stated value thereof to Class B Shares as the preferred dividend;

                  - U.S. $ 0.005 per share to Founder's Shares and Common Shares equally;

                  - U.S. $ 0.095 per share to Common Shares; and

                  - thereafter, Common Shares and Class B Shares shall participate equally in all further amounts.

                  Class B Shares being non-voting shares shall also be entitled to such other priorities and preferences concerning accrued but unpaid dividends for past years as shall be provided by applicable law.

                  The general meeting may authorise the Board of Directors to pay dividends in any other currency from that in which the Balance Sheet is drawn up and to make a final decision on the exchange rate of the dividend into the currency in which payment will actually be made.

                  Interim dividends may be declared and paid by the Board of Directors subject to complying within the conditions laid down by law.

                                   Chapter 6

                            Dissolution, Liquidation

                  Article Thirty-Three: In the event of the dissolution of the Company for whatever reason or whatever time, the liquidation will be performed by liquidators appointed by the general meeting, or, if no liquidators are so appointed, by the Board of Directors then in office who will be endowed with the powers provided by articles 144 et seq. of the Luxembourg Company Law of the tenth of August, nineteen hundred and fifteen.

                  Article Thirty-Four: Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Common Shares, Class B Shares and Founder's Shares in the following order of priority:

                  - Class B Shares to the extent, if any, of accrued and unpaid dividends on such shares, and thereafter ratably to the full aggregate issuance price thereof;

                  - Common Shares ratably to the extent of the stated value thereof;

                  - Common Shares and Founder's Shares participate equally up to U.S.$ 0.05 per share;

                  - Common Shares ratably to the full aggregate issue price thereof; and

                  - thereafter Common Shares and Class B Shares participate equally in all remaining assets.

                  Class B Shares being non-voting shares shall also be entitled to such other priorities and preferences concerning liquidation as shall be provided by applicable law.

                                   Chapter 7

                        Merger and Compulsory Conversion

Article Thirty-Five:

                  If the Company merges, consolidates or enters into any similar transaction with another entity where such other entity will remain the surviving entity, (i) the holders of Class B Shares shall be entitled to receive consideration which is not less per share than the per share consideration, if any, received by any holder of Common Shares in such transaction and (ii) the Class B Shares and Common Shares held by holders other than holder(s) of Founder's Shares shall be entitled to receive consideration which is no less per share than the consideration per share received by the holder(s) of Founder's Shares, the latter per share amount to be determined by dividing the aggregate of all consideration received by such holder(s) for all shares owned by them, including Founder's Shares, by the total number of Common Shares and Class B Shares which they own.

Article Thirty-Six:

                  If the Board of Directors of the Company determines it is in the best interest of the Company to issue further Class B Shares, and such issuance would result in the number of Class B Shares to exceed the number of Common Shares, then the Board of Directors of the Company can direct the Class B Shares held by either (i) Jacob Stolt-Nielsen, Jr. and family or affiliate entity or (ii) Stolt Parcel Tankers Inc. be converted into Common Shares of the Company on a share-for-share basis, it being specified for the avoidance of doubt that in such a case additional Founder's Shares shall be issued as provided in Article 10, 3rd par.

                                   Chapter 8

        Conversion of Common Shares into Class B Shares and Restriction on Shareholdings


                  Article Thirty-Seven:

                  If the Board of Directors of the Company determines it is in the best interest of the Company to convert Common Shares into Class B Shares, and the resulting number of issued Class B Shares will not exceed the number of issued Common Shares, then the Board of Directors can direct the Company to make an offer to all holders of Common Shares of the Company to permit the conversion of such Common Shares into Class B Shares of the Company on a share-for-share basis, and otherwise on such terms and conditions as the Board of Directors shall determine.

                  Article Thirty-Eight:

                           (a) In recognition of the fact that certain shareholdings may threaten the Company with Imminent and Grave Damage (as defined hereinafter), including, but not limited to, that arising from adverse tax consequences, a hostile takeover attempt or adverse governmental sanctions, the following restrictions shall apply to all persons who become Shareholders on or after September 1, 1987:

                                    (i)     No person shall own, directly or
                                            indirectly, more than 20% of the
                                            outstanding Shares unless such
                                            ownership shall have been approved
                                            in advance by the Board of
                                            Directors;

                                    (ii)    No U.S. person (as defined
                                            hereinafter) shall own, directly
                                            or indirectly, more than 9.9% of the
                                            Shares; and

                                    (iii)   No more than 49% of the Shares, in
                                            the aggregate (including for these
                                            purposes the Shares of U.S.
                                            Persons who were Shareholders as of
                                            August 31, 1987), shall be owned by
                                            U.S. persons at any one time; and

                                    (iv)    No more than 49.9% of the Shares,
                                            in the aggregate, shall be owned by
                                            either Norwegian Persons or Swedish
                                            Persons (as such terms are defined
                                            hereinafter) at any one time.

                                    In addition, the Board of Directors may
                                    further restrict, reduce or prevent the
                                    ownership of Shares by any Person or by one or more Persons of a given nationality and/or domiciled in a given country, if it appears to the Board that such ownership may threaten the Company with Imminent and Grave Damage.

                           (b) For the purposes of implementing and enforcing the terms hereof the Board of Directors may, and may instruct any officer, director or employee of the Company, to do any one or more of the following to the extent deemed appropriate:

                                    (i)     decline to issue any shares and
                                            decline to register any transfer of
                                            shares where it appears to it that
                                            such registration or transfer would
                                            or might result in beneficial
                                            ownership of such shares by a
                                            Person who is precluded from
                                            holding shares or acquiring
                                            additional shares in the Company;

                                    (ii)    at any time require any Person
                                            whose name is entered in, or any
                                            Person seeking to register the
                                            transfer of shares on, the Register
                                            of Shareholders to furnish it with
                                            any information, supported by
                                            affidavit, which it may consider
                                            necessary for the purpose of
                                            determining whether or not
                                            beneficial ownership of such
                                            shareholder's shares rests or will
                                            rest in a Person who is precluded
                                            from holding shares or a proportion
                                            of the capital of the Company;

                                    (iii)   where it appears to the Board that
                                            any Person who is precluded in
                                            whole or in part from holding
                                            shares in the Company, either alone
                                            or in conjunction with any other
                                            person, is a beneficial owner of
                                            shares in excess of the amount such
                                            Person is permitted to hold,
                                            compulsorily purchase from any such
                                            shareholder or shareholders any or
                                            all shares held by such shareholder
                                            or shareholders as the Board may
                                            deem necessary or advisable in
                                            order to satisfy the terms of these
                                            Articles; and

                                    (iv)    decline to accept the vote of any
                                            Person who is precluded from
                                            holding shares in the Company at
                                            any meeting of shareholders of the
                                            Company in respect of the shares
                                            which he is precluded from holding.

                           (c) Any purchases pursuant to Subsection (b) above shall be effected in the following manner:

                                    1)      The Company shall serve a notice
                                            (hereinafter called a "Purchase
                                            Notice") upon the shareholder or
                                            shareholders appearing in the
                                            Register of Shareholders as the
                                            owner of the shares to be purchased
                                            specifying the shares to be
                                            purchased as aforesaid, the price
                                            to be paid for such shares, and the
                                            place at which the purchase price
                                            in respect of such shares is
                                            payable. Any such notice may be
                                            served upon such shareholder or
                                            shareholders by posting the same in
                                            a prepaid registered envelope
                                            addressed to each such shareholder
                                            at his latest address known to or
                                            appearing in the books of the
                                            Company. The said shareholders
                                            shall thereupon forthwith be
                                            obliged to deliver to the

                                            Company the share certificate or
                                            certificates representing the
                                            shares specified in the Purchase
                                            Notice. Immediately after the close
                                            of business on the date specified
                                            in the Purchase Notice, each such
                                            shareholders shall cease to be the
                                            owner of the shares specified in
                                            such notice and his name shall be
                                            removed from the Company's Register
                                            of Shareholders.

                                    2)      The price at which the shares
                                            specified in any Purchase Notice
                                            shall be purchased (herein called
                                            the "purchase price") shall be an
                                            amount equal to the lesser of (A)
                                            the aggregate amount paid for the
                                            shares (if acquired within the
                                            preceding twelve months from the
                                            date of any such Purchase Notice)
                                            or (B) in case the shares of the
                                            Company shall be listed on any
                                            exchange or otherwise quoted in any
                                            market (including, but not limited
                                            to, the National Association of
                                            Securities Dealers Automatic
                                            Quotation System in the United
                                            States), the last price quoted for
                                            the shares on the business day
                                            immediately preceding the day on
                                            which the notice is served, or if
                                            the shares shall not be so listed
                                            or quoted, the book value per share
                                            determined by the auditors of the
                                            Company for the time being on the
                                            date as of which a balance sheet
                                            was most recently prepared prior to
                                            the day of service of the Purchase
                                            Notice; provided, however, that the
                                            Board may cause the amount
                                            calculated under clause (B) hereof
                                            to be paid in situations where
                                            clause (A) would otherwise apply
                                            and would result in a lower
                                            purchase price if the board
                                            determines that inequities would
                                            otherwise result after taking into
                                            account the following as to any
                                            such Shareholder so affected: (i)
                                            length of time the affected shares
                                            were held; (ii) the number of
                                            shares so affected; (iii) whether
                                            such shareholdings would have
                                            resulted in Imminent and Grave
                                            Damage to the Company and the
                                            circumstances relating thereto; and
                                            (iv) any other situations or
                                            circumstances which the Board may
                                            legally consider in making such a
                                            determination.

                                    3)      Payment of the purchase price will
                                            be made to the owner of such shares
                                            in U.S. Dollars except during
                                            periods of U.S. Dollar exchange
                                            restrictions (in which case the
                                            currency of payment shall be at the
                                            Board's discretion, and will be
                                            deposited by the Company with a
                                            bank in Luxembourg or elsewhere (as
                                            specified in the Purchase Notice)
                                            for payment to such owner upon
                                            surrender of the share certificate
                                            or certificates representing the
                                            shares specified in such notice.
                                            Upon deposit of such price as
                                            aforesaid, no person interested in
                                            the shares specified in such
                                            Purchase Notice shall have any
                                            further interest in such shares or
                                            any of them, or any claim against
                                            the Company or its assets in
                                            respect thereof, except the right
                                            of the shareholder appearing as the
                                            owner thereof to receive the price
                                            so deposited (without interest)
                                            from such bank upon effective
                                            surrender of the share certificate
                                            or certificates as aforesaid.

                                    4)      The exercise by the Board of the
                                            powers conferred by this Article
                                            shall not be questioned or
                                            invalidated in any case on the
                                            ground that there was insufficient
                                            evidence of ownership of shares by
                                            any Persons or that the true
                                            ownership of any shares was
                                            otherwise than appeared to the
                                            Board at the date of any Purchase
                                            Notice or on the ground that
                                            payment of the purchase price or
                                            the accomplishment of the other
                                            formalities or requirements had to
                                            be deferred until such time
                                            appropriate corporate actions had
                                            been taken to legally permit the
                                            perfection of the repurchase,
                                            provided that in such case the said
                                            powers were exercised by the Board
                                            in good faith.

                           (d) For the purposes of this Article 37 any Person holding shares in its name solely as depositary or nominee in the ordinary course of its business and without any beneficial interest therein shall not be deemed to be a holder of such shares, provided such depositary shall disclose the name and particulars of the beneficial owner of such shares immediately upon request by the Company.

                           (e) The restrictions and remedial actions referred to in subsections (a), (b) and (c) of this Article 37 shall not apply to any Person who was a Shareholder of the Company as of August 31, 1987, or any Affiliate or Associate of such person, except in the case of Shareholders of any publicly traded company who are deemed to be such Persons (or any Affiliates or Associates of such Persons) solely as a result of their shareholdings in such publicly traded company.

                                    For the purpose of applying the August 31,
                           1987 date, all transfers having occurred following. bequest, gift, inheritance or contribution to, or distribution from Affiliates and Associates shall be disregarded.

                                   Chapter 9

                                  Definitions

                  Article Thirty-Nine: Except as otherwise provided herein the provisions of the Luxembourg Company Law of 10th August 1915, as amended, will apply.

                  In the event that any one or more provisions contained in the Articles shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Articles and the Articles shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

                  Article Forty: For the purpose of these Articles:

                  (a) An "Affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

                  (b) The term "Associate" used to indicate a relationship with any Person, means (1) any corporation or organization (other than the Company or a Subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of and class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its parents or subsidiaries.

                  (c) "Fair Market Value" means, in the case of assets of the Company, the net book value therefor as reflected in the consolidated balance sheet of the Company as at the end of its last fiscal year for which audited financial statements are available prior to the date of any such determination, and in all other cases the fair market value of the property on the date in question as determined by the Board of Directors.

                  (d) "Imminent and Grave Damage" shall have the meaning given thereto under the Luxembourg Company Law of August 30, 1915, as amended.

                  (e) "Leveraged Transaction" means any transaction, or group of transactions, pursuant to which the Company, directly or indirectly, (i) borrows money in an amount that exceeds a Substantial Part of the Company, or (ii) pledges or mortgages any assets of the Company for the direct or indirect purpose of raising money, or sells, transfers or otherwise disposes of any assets of the Company having a total value in excess of the amount specified in clause (i) where such transaction is entered into for the purpose, directly or indirectly, of financing, prospectively or retrospectively, a purchase of Shares by any Person which has the effect of increasing the proportion of the outstanding shares of any class of Shares or securities convertible into voting Shares beneficially owned by such Person.

                  (f) "Person" means any individual, firm, corporation or other entity, and shall include any Affiliate or Associate of such Person and any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Shares.

                  (g) "Subsidiary" means any corporation with respect to which the Company beneficially owns securities that represent a majority of the votes that all holders of securities of such corporation can cast with respect to elections of directors.

                  (h) "Substantial Part" of the Company means more than twenty percent (20%) of the Fair Market Value of the Company's assets; for the purposes of determining whether a sale of assets of the Company is involved in any proposed action, the sale of a majority of the outstanding capital stock, or any part thereof entitled to block any significant action, of any Subsidiary, Affiliate or Associate of the Company, shall be deemed to be a sale of the assets of such entity.

                  (i) "U.S. Person" means (a) an individual who is a citizen or resident of the United States; (b) a corporation, partnership, association or other entity organised or created under the laws of the United States or any state or subdivision thereof; (c) an estate or trust subject to United States federal income tax without regard to the source of its income; (d) any corporation or partnership organised or created under the laws of any jurisdiction outside of the United States if any of its shareholders or partners are, directly or indirectly, U.S. Persons as defined under clauses (a) through
(c) above; (e) any trust or estate, the income of which from sources without the United States which is not effectively connected with the conduct of a trade or business within the United States is not inclusive in gross income for United States Federal income tax purposes, with respect to which there is a beneficiary which is a U.S. Person as defined under clauses (a) through (c) above; or (f) any corporation organised or created under the laws of any jurisdiction outside the United States, any of the outstanding capital stock of which is subject to an option to acquire such stock held directly by a U.S. Person as defined in clauses (a) through (c) above, and "United States" and "U.S." means the United States for America, its territories, possessions and areas subject to its jurisdiction.

                  (j) "Norwegian Person" means (i) an individual who is a citizen or resident of Norway; (ii) a corporation, partnership, association or other entity organised or created under the laws of Norway; (iii) an estate or trust subject to Norwegian income tax without regard to the source of its income; and (iv) any corporation or partnership organised or created under the laws of any jurisdiction outside of Norway if any of its shareholders or partners are, directly or indirectly, Norwegian Persons as defined under clauses (i) through
(iii) above.

                  (k) "Swedish Person" means (i) an individual who is a citizen or resident of Sweden; (ii) a corporation, partnership, association or other entity organised or created under the laws of Sweden; (iii) an estate or trust subject to Swedish income tax without regard to the source of its income; and
(iv) any corporation or partnership organised or created under the laws of any jurisdiction outside of Sweden if any of its shareholders or partners are, directly or indirectly, Swedish Persons as defined under clauses (i) through
(iii) above.

                  (1) References to "dollars", "U.S. dollars" or to "cents" shall mean the currency of the United States of America.

                  (m) References to "free" shares, whether Founder's or Common, shall be to shares issued pursuant to the terms hereof without cash consideration, e.g., in the case of share dividends and issuances of Founder's Shares to maintain the 20% level referred to in Article 10.

                  These articles of incorporation are worded in English followed by a French translation and in case of any divergence between the English and the French text, the English text shall prevail.